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                                                                 EXHIBIT 10.3(b)


                            PATENT LICENSE AGREEMENT


      This Patent License Agreement (the "Agreement") is entered into as of April 1, 1997 by and between International Remote Imaging Systems, Inc., a Delaware corporation ("IRIS"), and TOA Medical Electronics Co., Ltd., a Japanese corporation ("TOA"), with reference to the following facts:

      A. IRIS and TOA entered into that certain Temporary License Agreement dated as of June 8, 1995 (the "Temporary License Agreement") which granted TOA a temporary license until September 30, 1996 to use certain patented and other technology developed by IRIS prior to April 1, 1988 for developing, manufacturing and test marketing instruments for non-medical, industrial applications in Japan.

      B. Pursuant to the Temporary License Agreement, and on or before September 30, 1996, TOA manufactured a limited number of instruments, which it designated as the FPIA-1000, for non-medical, industrial applications in Japan. Although TOA stopped manufacturing such instruments on or before such date, it sold, or will have sold on or before June 30, 1997, its remaining units from inventory in Japan after September 30, 1996 and paid, or will have paid on or before July 31, 1997, IRIS a royalty in respect thereof under the Temporary License Agreement at a rate of 5%;

      C. The Temporary License Agreement required that, if TOA so elected by giving written notice to IRIS on or before June 30, 1996, which notice was in fact given, that the parties negotiate in good faith mutually acceptable terms for a permanent license for the development, manufacture and marketing of industrial instruments.

      D. TOA now desires to re-commence manufacture and sale of the FPIA-1000 and successor instruments effective as of April 1, 1997, and thus wishes to license from IRIS, and IRIS desires to license to TOA, subject to the terms and conditions hereof, certain of IRIS' patents for use by TOA in the development, manufacturing, marketing, distribution and sale, on a commercial basis, of the FPIA-1000 and successor instruments for non-medical, industrial applications.

      NOW, THEREFORE, in consideration of the foregoing premises and the promises, covenants and conditions set forth herein, and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.    Definitions.

            1.1 "Associated Consumables" means consumables for use with the Industrial Products.

            1.2   "Industrial Products" means products or


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instruments for non-medical, industrial uses or applications which incorporate any part or all of the IRIS Patents. By way of illustration, but not limitation, the parties acknowledge and agree that those certain products and/or instruments set forth on Schedule 1.2 attached hereto are deemed to be Industrial Products within the meaning of this Section 1.2.

            1.3 "IRIS Patents" means the United States patents and their respective foreign counterparts listed on Schedule 1.3.

            1.4 "Japanese Customer" means any end-user of an Industrial Product organized and existing under the laws of Japan (or any political subdivision thereof) and having its principal business headquarters located in Japan, and any of its foreign-based subsidiaries or joint ventures in which it directly or indirectly owns more than 25% of the equity capital.

            1.5 "Modifications and Improvements" means any and all engineering, design or other changes derived from or based on the IRIS Patents or the Industrial Products.

            1.6   "Periodic Payments" has the meaning specified in Section
5.1(b).

            1.7 "Revenues" means all revenues received by TOA or its subsidiaries with regard to Sales of Industrial Products and related parts and consumables, net of returns, allowances and trade discounts.

            1.8 "Sales" means any sale, lease, license or other placement of an Industrial Product, Associated Consumable or Spare Part by TOA or its subsidiaries, or any arrangement whereby TOA or its subsidiaries receive Revenues based on tests using any Industrial Product.

            1.9   "Spare Parts" means spare parts used with Industrial Products.

            1.10 "Term" will commence on April 1, 1997, and will continue until the earlier of (a) the expiration of the last to expire of the United States Patents, which the parties acknowledge and agree is on July 10, 2004 and (b) the date on which this Agreement is terminated pursuant to Section 6.

      2. Grant of Rights and Licenses. In consideration of the payments by TOA to IRIS pursuant to Section 5.1, IRIS hereby grants to TOA for the Term a non-exclusive right and license under the IRIS Patents to practice the inventions covered by the IRIS Patents (a) to make and use Industrial Products worldwide, (b) to make Sales of


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Industrial Products to any Japanese Customer worldwide and (c) to make Sales of
Industrial Products to any other person or entity in Japan for use solely in Japan. Sales of Industrial Products may be made directly by TOA or indirectly through a distributor or agent of TOA. IRIS represents and warrants that it owns or holds rights to the IRIS Patents necessary to grant the rights conveyed hereunder, and that the exercise of such rights by TOA as contemplated hereunder will not conflict with, infringe or otherwise violate the rights of third parties. This representation is not intended to cover compliance with United States export laws affecting the transfer of IRIS Patents to Japan or elsewhere, compliance with which TOA assumes responsibility.

      3. Reservation of Rights. TOA hereby acknowledges and agrees that IRIS reserves all right, title and interest in and to the IRIS Patents not expressly granted to TOA pursuant to Section 2 of this Agreement or pursuant to that certain License Agreement, Amended and Restated Distribution Agreement and Restructuring Agreement, each dated as of July 15, 1988 between TOA and IRIS (the "1988 Agreements"). TOA hereby acknowledges and agrees that (i) it shall not use, or permit the use of, the IRIS Patents except as expressly permitted pursuant to Section 2 or in the 1988 Agreements and (ii) the license granted in
Section 2 does not include the right to use any proprietary rights of IRIS other than the IRIS Patents, including, without limitation any copyrights which IRIS may own.

      4. Modifications and Improvements. All Modifications and Improvements of a general or specific nature made by either party, whether or not such Modifications and Improvements embody patentable subject matter, shall belong solely to the party making such Modifications and Improvements.

      5.    Payments; Records and Statements; Audit Rights.

            5.1   Payments.

                  a. Up-front Payment. Within ten (10) business days after the execution of this Agreement, TOA shall pay to IRIS the amount of Three Hundred Thousand US Dollars (US$300,000).

                  b. Periodic Payments. Not later than thirty (30) days following the end of each calendar quarter throughout the Term, TOA shall pay to IRIS in immediately available funds in US Dollars royalties in the amount of five percent (5%) of Revenues received by TOA or its subsidiaries from Sales of Industrial Products and Associated Consumables and Spare Parts during such completed calendar quarter (the "Periodic Payments"), net of any payment made pursuant to Section 5.1(c).


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                  c.    Minimum Payments. For each of the three (3) 12-month
periods commencing July 1, 1998, July 1, 1999 and July 1, 2000 only, TOA shall make minimum payments to IRIS in the amount of Fifty Thousand US Dollars (US$50,000). Each such minimum payment shall be payable at the commencement of each such twelve-month (12-month) period and shall be credited against the payment of Periodic Payments due in respect of Revenues received by TOA during such 12-month period.

                  d. Withholding Taxes. It is understood and agreed that, to the extent that any present or future income, stamp, sales, transfer, property, VAT or other levies, imposts, duty, charge, fee, deduction or withholding, now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority ("Taxes"), is due and payable by TOA in respect of any payments made by it pursuant to this Section 5.1, TOA shall pay such Taxes on IRIS' behalf; provided; however, that each and all such Tax payments shall be deemed included in and a part of any payments made by TOA to IRIS pursuant to this Section 5.1. By way of illustration but not limitation, if TOA owes a Periodic Payment to IRIS in the amount of US$25,000 and the applicable withholding percentage is ten (10%) percent, TOA will (i) withhold $2,500 from such Periodic Payment and pay such amount to the relevant taxing authority and (ii) pay over $22,500 in cash to IRIS; provided that the total Periodic Payment made by TOA shall be deemed to be US$25,000. TOA shall cooperate with IRIS to provide such records and documents as IRIS may reasonably request in connection with any application by IRIS to any taxing authority with respect to (i) Tax credits available to it in respect of, or (ii) obtaining a refund for, Taxes paid by TOA hereunder.

                  e. Interest; Late Payment. After the due date, all payments required to be made hereunder shall bear interest at the lesser of (i) two percent (2%) over Bank of America NT&SA's prime rate or (ii) the maximum legal rate.

            5.2 Records. TOA shall keep accurate records as to shipment of, and all transactions relating to, Industrial Products and Associated Consumables and Spare Parts. Such records shall clearly and separately set forth, without limitation, as to each Industrial Product, Associated Consumables and Spare Parts, at least the following information: (i) the kind and number sold to each customer and (ii) the gross receipts, returns, allowances and trade discounts in connection with all Sales.

            5.3 Statement of Periodic Payments. At the same time that any Periodic Payment is due under Section 5.1(b), TOA shall submit to IRIS a clearly itemized statement showing the calculation of such Periodic Payment including separately


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setting forth the quantity of Industrial Products, Associated Consumables and
Spare Parts shipped or otherwise transferred during the period, the name of each customer purchasing an Industrial Product during such period and the amount of Revenues received by TOA and its subsidiaries during such period. TOA shall also provide to IRIS one copy of each product brochure and each sales literature document for the Industrial Products concurrently with their availability to prospective customers.

            5.4 Audit Rights. So long as royalties are due and payable hereunder and for one year thereafter, IRIS and/or any of its agents shall have the unqualified right to inspect, audit and analyze all of TOA's records as required as required under Section 5.2, and all of TOA's other books, accounts and shipping records in each case relating to Sales of Industrial Products, Associated Consumables and Spare Parts, during business hours, at TOA's regular place of business. IRIS shall bear the cost of such inspection and audit unless such audit discloses that TOA has underpaid the Periodic Payments due IRIS under this Agreement by five percent (5%) or more of the amount actually paid for the relevant period, in which case such cost shall be borne by TOA. The amount of any such underpayment, regardless of the percentage, shall be due and payable to IRIS immediately.

            5.5 Confidentiality. Except to the extent necessary for the enforcement of its rights hereunder, IRIS shall hold in strict confidence any and all Sales and other information learned or discovered in connection with any audit conducted by IRIS or any information provided by TOA hereunder and shall use its best efforts to keep and maintain such information confidential.

      6.    Termination.

                  Without prejudice to any other rights such party may have in law and equity, either party may terminate this Agreement if the other party fails in any material respect to perform any of its obligations under this Agreement, and such failure continues for sixty (60) days after its receipt of notice from the party not in default specifying the nature of the default. The parties agree that the licenses granted herein are rights in "intellectual property" within the scope of Section 101 of the United States Bankruptcy Code (the "Code") and that this Agreement is subject to Section 365(n) of the Code. Each party hereby acknowledges and agrees that the royalties payable by Licensee hereunder represent the fair value for the licenses and rights being granted to Licensee under this Agreement.


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      7.    General Provisions.

            7.1 Assignability. Except as otherwise expressly provided by the terms of this Agreement, TOA shall not have the right to transfer, sublicense or assign any of its rights granted hereunder, except to (i) one or more majority-owned subsidiaries for so long as they remain majority-owned subsidiaries or (ii) the successor or assignee of all or substantially all of its business, which successor or assignee expressly assumes the obligations of this Agreement, but any such transfer, sublicense or assignment shall not relieve TOA of its obligations hereunder.

            7.2 Alterations and Waivers. The waiver, amendment or modification of any provision of this Agreement or any right, power or remedy thereunder, whether by agreement of the parties or by custom, course of dealing or trade practice, shall not be effective unless in writing and signed by the party against whom enforcement of such waiver, amendment or modification is sought. No failure or delay by either party in exercising any right, power or remedy with respect to any of the provisions of this Agreement shall operate as a waiver of such provisions with respect to such occurrences.

            7.3 Validity, Forum, Laws and Construction. The legal relations between the parties to this Agreement shall be governed by the laws of the State of California, excluding the conflict of laws provisions thereof. Unless the parties otherwise agree in writing, any disputes arising in connection with this Agreement shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce conducted in the home country and state of the party which did not initiate the proceedings. Each party shall appoint one arbitrator within ten (10) days of notice of the proceedings, who together will agree on a third within ten (10) days, or the International Chamber of Commerce will appoint a suitable third arbitrator. Appropriate discovery will be allowed, and the provisions of Section 1283.05 of the California Code of Civil Procedure are hereby incorporated by reference. Judgment on the award of the arbitrators may be entered in any court having jurisdiction hereof or having jurisdiction over one or more of the parties or their assets. In the event any provision of this Agreement or the application of any such provision shall be held to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect. The parties shall use their best efforts to replace the provision that is contrary to law with a legal one approximating to the extent possible the original intent of the parties.

            7.4 Attorneys' Fees. In the event of any dispute or controversy arising out of this Agreement, the prevailing party shall be entitled to reimbursement of its costs,


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including court and arbitration costs and attorneys' and expert witnesses' fees and costs.

            7.5 Parties Independent. Each party is an independent contractor. Neither of the parties (including its affiliates, agents, sub-distributors, employees or others acting on its behalf) is a representative of the other for any purpose, and no such party has any power or authority to represent, act for, bind, or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever. All financial obligations associated with each party's business are the sole responsibility of such party.

            7.6 No Third-Party Beneficiaries. Nothing contained in this agreement shall be construed to give any person other than IRIS and TOA any legal or equitable right, remedy or claim under or with respect to this Agreement other than those expressly provided for under this Agreement.

            7.7 Headings. Section headings are included solely for convenience, are not to be considered a part of this Agreement, and are not intended to be full and accurate descriptions of their contents.

            7.8 Notices. All notices or other communications which shall be or may be given pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be delivered by certified or registered air mail, facsimile transmission or telex mail addressed as follows (or as is provided in the future by written notice):

            If to IRIS:   INTERNATIONAL IMAGING SYSTEMS, INC.
                                 9162 Eton Avenue
                                 Chatsworth, California 91311-5805
                                 Fax:  (818) 700-9661
                                 Attn:  Fred H. Deindoerfer,
                                 President and Chairman

            If to TOA:    TOA MEDICAL ELECTRONICS CO., LTD.
                                 7-2-1 Minanojima-Nakamachi
                                 Chno-kn
                                 Kobe 650, Japan
                                 Fax:  011-81-78-991-1917
                                 Attn:  Hisashi Ietsugu,
                                 President and CEO

            7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute on and the same instrument.

            7.10 Language Interpretation. This Agreement is in English. In the interpretation of this Agreement, unless the


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context otherwise requires, words importing the singular shall be deemed to import the plural and vice versa. Words denoting gender shall include all genders, and references to persons shall include corporations or other bodies, and vice versa.

            7.11 Further Assurances. Each party hereto agrees to execute and deliver any and all further documents, and to perform such other acts as may be necessary or expedient to carry out and make effective this Agreement.

            7.12 Complete Agreement; Modifications. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof, and may not be surrendered, altered or modified except by a writing signed by the parties. This Agreement supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. Without limiting the generality of the foregoing, the 1988 Agreements shall not be construed as governing the subject matter hereof, and nothing in this Agreement is intended in any way, by implication or otherwise, to affect the meaning or construction of the 1988 Agreements.

      IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

                                       INTERNATIONAL REMOTE IMAGING
                                       SYSTEMS, INC., a Delaware
                                       corporation



                                       By:  /s/ Fred H. Deindoerfer
                                          --------------------------------------
                                       Name:  Fred H. Deindoerfer,
                                       Title: President and Chairman


                                       TOA MEDICAL ELECTRONICS CO.
                                       LTD., a Japanese corporation



                                       By:  /s/ Kenichi Yukimoto
                                          --------------------------------------
                                       Name:  Kenichi Yukimoto
                                       Title: Managing Director


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